Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-62470 on Form N-1A of our report dated April 16, 2025, relating to the financial statements and financial highlights of Schwab Fundamental Global Real Estate Index Fund, one of the funds constituting Schwab Capital Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended February 28, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 23, 2025